EXHIBIT 10.8

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Maxygen, Inc. 200 Penobscot Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com

September 11, 2007

Codexis. Inc.

Attn: Doug Sheehy

200 Penobscot Drive

Redwood City, CA 94063

Re:	License Agreement effective as of March 28, 2002, by and between

Maxygen, Inc. and Codexis, Inc., as amended (the “Agreement”)

Dear Doug:

This letter confirms that, based on Codexis’ representations in its letter dated March 30, 2007, Codexis has satisfied the requirements of (i) Section 2.1.6(a) of the License Agreement for SubField 8, Category (a), set forth on Exhibit G to the Agreement, and (ii) Section 2.1,6(d) of the Agreement for SubField 8, Category (b), set forth on Exhibit G to the Agreement.

Accordingly, Maxygen agrees that, as of March 30, 2007, the fuels and fuel additives (and intermediates thereof) specified below, shall be Supplemental Products:

a.	Fuel and/or fuel additives, where Biomass is the starting material for the applicable fuel and/or fuel additive, including without limitation the manufacture of compounds (e.g., fermentable sugars) which are intermediates in the process of producing fuel or fuel additives, where Biomass is the starting material for the applicable fuel and/or fuel additive and such intermediates are used solely in the production of fuel or fuel additives, but specifically excluding the fuels and/or fuel additives in Category (b) below.

b.	Fuel and/or fuel additives made by the conversion of Biomass-derived oils into such fuel and/or fuel additives, including without limitation the manufacture of compounds which are intermediates in the process of converting Biomass-derived oils into fuel and/or fuel additives, where such intermediates are used solely in the production of fuel or fuel additives.

For purposes of clarification, “fuel additives” means substances which are intended to be added to fuel to modify the characteristics of such fuel, including, for example, biodegradability, combustibility, viscosity and/or emissions profile.

“Biomass” shall mean organic, non-fossil, Plant-derived matter available on a renewable basis, including, for example, crops and/or trees grown or harvested for use for fuel and/or fuel additive production, agricultural food and feed crops, aquatic plants and, in each case, organic wastes derived from the foregoing, including municipal wastes (e.g., newspapers).

Notwithstanding the above, no right or license is granted by this letter to Codexis to use any Enabling Technology to alter or modify any gene(s) of any Plant to (a) [*], or (b) [*]; provided, however, Codexis may produce in Category II Plants chemicals that are Supplemental Products as set forth above.

In addition, Maxygen agrees that, in accordance with Section 1.55 of the Agreement, the Reserved SubField Termination Date for the Modified SubFields (i.e., SubFields 3, 8, 9 and 10) is extended until the period ending seven (7) years after the Amendment Date.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

Please indicate Codexis’ agreement to the foregoing by countersigning below.

Yours sincerely,

/s/ Michael S. Rabson
Michael S. Rabson

UNDERSTOOD AND AGREED
BY CODEXIS, INC.

By:	/s/ Douglas Sheehy
Name:	Douglas Sheehy
Title:	VP, General Counsel
Date:	September 12, 2007

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.